EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM








The Board of Directors
Coastal Financial Corporation:

We consent to incorporation by reference in the registration statements (No. 333-49741, 333-01274, 333-54794 and 333-114040) on Form S-8 of Coastal Financial
Corporation of our report dated November 12, 2004, relating to the consolidated statements of financial condition of Coastal Financial Corporation and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2004, which report is incorporated by reference in the September 30, 2004 Annual Report on Form 10-K of Coastal Financial Corporation.



Greenville, South Carolina
December 10, 2004